FBR & COMPANY

April 23, 2014
9:00 a.m. ET

Operator:	Good day, ladies and gentlemen, and welcome to the FBR & Co. First-Quarter 2014 Earnings conference call. At this time, all participants are in a listen-only mode.

Later we will conduct a question-and-answer session and instructions will follow at that time.  If anyone should require operator assistance, please press star then the zero key on your touchtone telephone.  As a reminder this conference call is being recorded.

I would now like to introduce your host for today's conference, Shannon Hawkins, Senior Vice President. Ma'am, you may begin.

Shannon Hawkins:	Thank you and good morning. Shannon Hawkins, Senior Vice President of Corporate Communications for FBR.

Before we begin this morning's call, I would like to remind everyone statements concerning expectations, future performance, developments, events, market forecasts, revenues, expenses, earnings, run rate and any other guidance on present or future periods constitute forward-looking statements.  These forward-looking statements are subject to a number of factors, risks and uncertainties that might cause actual results to differ materially from stated expectations or current circumstances.

These factors include but are not limited to the demand for securities offerings; activity in the secondary securities markets; interest rates; the realization of gains and losses on principle investments; available technologies; competition for business and personnel; and general, economic, political and market conditions.  Additional information concerning these factors that could cause results to differ materially is contained on FBR's annual report on Form 10-K and in current reports on Form 8-K.

Joining us on the call today is Brad Wright, Chief Financial Officer of FBR.

I will now turn the call over to Rick Hendrix, Chairman and Chief Executive Officer of FBR.

Rick Hendrix:
Thank you, Shannon, and good morning, everyone.  Last night we reported net earnings of $5.6 million or $0.46 per diluted share for the first quarter of 2014 which compares to $35.3 million or $2.65 per diluted share in the first quarter of 2013 and $8.6 million or $0.69 per diluted share in last year's fourth quarter.  This was our eighth profitable quarter out of the last nine since we completed our restructuring and included little to no impact from nonrecurring items presenting a clear picture of the earnings and margin profile of our business at this level of revenue.

Pretax income from continuing operations was $9 million in the first quarter of 2014 compared to $35.9 million in the first quarter of 2013 and $3.6 million in the fourth quarter of 2013.  Our operating margin was 17 percent for the quarter compared to 30 percent and 9 percent in last year's first and fourth quarters respectively.

Although materially lower than the revenue we reported in the first quarter of last year, our revenue this quarter was solid as we continued to focus on winning mandates and delivering quality ideas and executions for our clients.

For the first quarter of 2014, revenue totaled $54.4 million compared to $117.9 million in the first quarter of 2013 and $40.6 million in the most recent quarter.  With quarter end headcount of 292, revenue per employee was $745,000 on an annualized basis - within our target range of $700,000 to $800,000 per employee.  Achieving this target should result in pretax margins in the high teens, as it did this quarter.

For the first quarter of 2014, investment banking revenue was $37 million compared to $101 million in the first quarter of 2013 and $23 million in the fourth quarter of last year.  This quarter's total included two sole managed institutional privates and a sole book-run convertible bond deal.

Additionally we are seeing improvement in our advisory business as a result of key hires in 2013 and a renewed focused on M&A as a priority.

Overall, equity capital markets were strong during the first quarter and the IPO market in particular was up significantly from the year-ago period.  A continued constructive market should allow us to execute a significant portion of our backlog which is currently strong and diverse across industry sectors.  Included in that mix are opportunities in verticals where we have recently expanded our capability, specifically in media, healthcare and renewable energy.  We are continuing to add talent to support these efforts and build on our initial momentum.

Over the last two years, our underwriting revenue has been concentrated in real estate, particularly housing and specialty finance and while we see continued strength in these groups, we expect to see more diversification in revenue from an industry perspective over the next several quarters.

Institutional brokerage contributed $15 million in revenue in the first quarter compared to $13.7 million in both the first and fourth quarters of last year.  In fact, this quarter's results were higher than any individual quarter in 2013.  Additionally, our cash equities business had its best quarter since the first quarter of 2012 and we have just begun to see the impact of the people who joined our firm in the fourth quarter of last year.

We expect to see increased trading revenue throughout the year as we gain momentum from our expanded team, particularly in healthcare.  Our continued investment in quality differentiated research is an important ingredient in this improvement and we are seeing consistently improved rankings from voting accounts across the platform.  All of this directly correlates to overall desk volume and trading revenue.

As we announced in a recent 8-K filing, we have entered into an agreement to bring on a securities lending business from Lazard Capital Markets following necessary regulatory approvals.  This business is expected to deliver attractive returns and is an excellent fit with the high-touch value-added approach in the rest of our trading businesses.  We also expect that this addition will be accretive to overall revenue per employee.  We look forward to completing the transaction sometime in the third quarter of this year and are working with the existing team to ensure stability and enhanced growth during the transition to FBR.

Also during the quarter, the Company generated over $2.6 million from principal investing activities.  We have had success investing in themes where we believe we have informed views of market opportunity generating attractive risk-adjusted returns for shareholders largely uncorrelated with our underwriting activities.

In addition, the capital gains that we realize from this activity are lowering our effective tax rate as we recognize the benefits of capital loss carryforwards, still fully reserved in our deferred tax accounts.  As we pointed out in the release, we expect our full-year tax rate to be below that of the first quarter and to approximate 30 percent.

We continue to maintain our expense discipline as evidenced by our non-comp fixed expense level of $10.6 million in the first quarter compared to $11.1 million and $11.3 million in the first and fourth quarters of 2013 respectively.  We expect this first-quarter level to be representative of the full-year run rate.

Additionally, we managed our compensation to net revenue ratio within our target range and finished the quarter at 57.6 percent.  As a reminder, we expect the comp to net revenue will be approximately 1.5 to 2 points higher in 2014 than last year due to the amortization over the course of this year of one-time transition payments made in connection with the 2013 group hire.

During the quarter, we repurchased 262,000 shares at an average price of $26.16 per share effectively returning $7 million to shareholders.  Since 2010, we have repurchased 7.4 million shares or 40 percent of our shares outstanding at an average price of $16.63 per share returning total capital of $122 million to shareholders in a highly accretive way.  The Company continues to have authority to repurchase up to 1.4 million additional shares, roughly 13 percent of the current 10.9 million shares outstanding and our plan continues to be to return at least 100 percent of net earnings to shareholders through the most efficient methods available.

Shareholders' equity was $298 million as of the end of the quarter, up from $291 million at the end of last year.  As of March 31, 2014, the Company's tangible book value per share was $27.30, an increase of 2 percent from the beginning of the year.  Over the last 12 months, our tangible book value per share has increased approximately 25 percent from $21.76 to $27.30.  We expect to continue to grow book value through a combination of earnings performance and the efficient allocation of capital.

We are off to a strong start in 2014 and while there continues to be volatility in the market, we believe it is primarily in specific sectors that have seen rapid increases in valuation.  We continue to have a positive view of our ability to execute for our clients in this current market and believe there is opportunity for us to gain further market share within equity capital markets.

We have a committed team and a strong leadership group with a clear and consistent view of our collective goals and a track record of accomplishing big things for clients.  Our primary areas of focus for 2014 are to fully complete the integration of our newest team members, to be important contributors to helping our clients achieve their goals, and to further enhance our own productivity levels and consistency of our revenue.

Thank you and, operator, please open up the call for questions.

Operator:
Thank you.  Ladies and gentlemen, if you have a question at this time, please press star then the one key on your touchtone telephone.  If your question has been answered, or you wish to remove yourself from the queue, please press the pound key.

Our first question comes from Alex Paris of Barrington Research.  Your line is now opened.

Alex Paris:	Good morning, guys. Congratulations on a great quarter.

Rick Hendrix:	Thanks, Alex.

Alex Paris:
Just a couple of questions.  First off, on the securities lending business that you acquired from Lazard, can you just give us a little bit more color on that and the rationale for the purchase and what you intend on doing with this?  Could this lead to self clearing and things like that down the road?

Brad Wright:
Alex, it is a small group in terms of headcount.  It is about 10 people but as we said in the script, we do expect this to be accretive to revenue per head relative to where we are today overall.  It is a very attractive margin on a low risk-adjusted basis and it is a good fit with the equities business that we have and I think that we would expect to see it grow with our balance sheet given that we are highly capitalized.  It could lead to us self clearing down the road.  I don't expect to see that happen though anytime soon but it does open up that avenue.

Alex Paris:
Great.  Then with regard to the other Lazard hires now that you have had one full quarter to digest these recent hires, anything changed from your original projections?  Do you still expect them to produce run rate revenues within the equities business incremental of $15 million to $20 million?

Rick Hendrix:
We do.  These things obviously take time in terms of getting people integrated and having clients view the additions as part of the platform when they view FBR but we are seeing real progress in that regard.  We mentioned in the script that we are seeing consistent improvement in votes from accounts and a lot of that has to do with the new hires.

So we feel at least as good as we did when we initially brought the team on, probably better frankly in terms of our ability to have those additions show up in revenue along the lines you just described.  And we are seeing a lot of activity in banking in those sectors as well and that was always the wildcard and the biggest opportunity frankly particularly given the mix of our franchise revenues overall.

So we are seeing progress in both parts of the business and we are optimistic that that will continue to get better over the course of 2014.

Alex Paris:
Great.  Now in the cash equities business in which revenues were up, you attribute that to the Lazard hires but on an organic basis ex the Lazard hires, I know it is hard to separate, but is the cash equities business strengthening?

Rick Hendrix:
It is very hard to separate, Alex, I guess is the quick answer.  But the business is definitely strengthening and there are certain accounts where very quickly we saw the vote improve for specific reasons related to the addition of industry groups and people.  In other cases that hasn't ported over yet and that is why we think we are going to see continued strength over the course of the year.

So the business is strengthening just on an absolute basis and we think that there should be more strength to come as more resources are in place at FBR for a longer period of time and we have got sort of specific reasons that give us that level of optimism.

Alex Paris:
Great.  And then on the capital raising side, the 144A business is obviously very important.  In fact, it made for a pretty tough comp this quarter versus the first quarter of last year.  What is your view into 144 for the balance of the year?  Do you still expect to do half a dozen or so this year?

Rick Hendrix:	We do. We did two in the first quarter and we sort of think about that part of our business along the lines of doing six to eight a year in a good year and we expect that we will do that in 2014.

Alex Paris:
Great.  And then one last question on modeling.  You mentioned with regard to the tax rate that the tax rate should approximate 30 percent this year due to capital loss carryforwards.  Looking into 2015, are capital loss carryforwards sufficient that we should expect a similar tax rate in 2015?

Brad Wright:	Yes, I think that is a reasonable expectation, Alex. We've got enough that extends into 2015 that we should have a comparable tax rate.

Alex Paris:	Very good. Thanks again and congratulations. I will get back into the queue.

Operator:
Thank you, and again, ladies and gentlemen, if you do have a question, please press star then one on your touchtone telephone.  If your question has been answered, or you wish to remove yourself from the queue, please press the pound key.  We’ll pause one moment.

At this time I am showing no further questions.  I would like to turn the call back to management for any further remarks.

Rick Hendrix:	Operator, thank you and thank you all for joining us. We look forward to talking to you at the end of the second quarter.

Operator:	Thank you, sir. Ladies and gentlemen, thank you for participating in today's conference. This does conclude today's program. You may all disconnect. Everyone, have a wonderful day.

END